                                                                   EXHIBIT 10.25

CONFIDENTIAL TREATMENT                              **Confidential treatment has been
HAS BEEN REQUESTED FOR                              requested with respect to the
CERTAIN PORTIONS OF THIS                            information contained within the
DOCUMENT                                            "[**]" markings.  Such marked portions
                                                    have been omitted from this filing and
                                                    have been filed separately with the
                                                    Securities and Exchange Commission

                               Content Agreement

This Content Agreement (this "Agreement") is made as of September 29, 1999 (the "Effective Date"), by and between ChickClick.com or any successor site, a division of Snowball.com, Inc., a California corporation with principal offices at 250 Executive Park Boulevard, Suite 4000, San Francisco, CA 94134 ("ChickClick") and Gloss.com, a Delaware corporation, with principal offices at 1550 Bryant St., Suite 575, San Francisco, CA 94103 ("Gloss.com").

Background

ChickClick operates a network of World Wide Web sites featuring content for young women. ChickClick has developed a site currently located at www.chickclick.com (the "ChickClick Site"), which connects to a network of affiliates sites to provide a greater breadth and depth of content.

Gloss.com sells prestige beauty and accessory products and provides information about personal care and beauty online, through its World Wide Web site, located at www.Gloss.com or successor sites (the "Gloss.com Site").

Gloss.com wishes to have links established from the ChickClick Site to the Gloss.com Site (each, a "Gloss.com Link") and to co-brand certain areas and activities on the ChickClick Site.

ChickClick has agreed to establish those links and to co-brand certain areas on the ChickClick Site, subject to the terms and conditions of this Agreement.

Now therefore, the parties agree as follows:

1. Links/Sponsorship/Promotion. Subject to the terms and conditions of this Agreement,

     1.1 Text Links. ChickClick will develop, implement and maintain a Gloss.com Link from each of the pages located at www.chickclick.com and www.estronet.com (the "Home Pages") to the Gloss.com Site, as described in this Section (mock up attached as Exhibit A). Each of the Gloss.com Links described in this Section will consist of up to thirty five characters of text and will have an "editorial" look and feel (the "Link Text"). The initial content of the Link Text will be provided to ChickClick by Gloss.com and updates to the Link Text will be provided by Gloss.com at least every five days during the term of this Agreement. ChickClick will provide reasonable editorial assistance to Gloss.com to help ensure that the Link Text has an editorial tone appropriate for the ChickClick Site. The Link Text will not include any content that is obscene, derogatory, libelous or otherwise offensive or that infringes the rights of any third party. ChickClick may reject any Link Text that it reasonably believes fails to comply with the provisions of this Section or is otherwise inappropriate for the users of the ChickClick Site with reasonable notice to Gloss.com. Gloss.com will ensure that each Gloss.com

Link described in this Section will link to an area on the Gloss.com Site that displays content only and does not offer products or services for sale. For the purposes of this section, providing further links to product pages, whether imbedded in banner ads, sponsorship placement or other content on such Gloss.com Site pages, will not constitute an offer for sale.

     1.2 Beauty Polls. Twice in each calendar month, ChickClick will develop and display a "Beauty Poll" for participation by the users of the ChickClick Site (mock up attached as Exhibit B). The subject matter of the Beauty Poll will be developed by ChickClick with the assistance of Gloss.com. Gloss.com must approve the contents of Beauty Poll in writing, such approval not to be unreasonably withheld. The Beauty Poll area will include a statement that the Beauty Poll is co-presented by ChickClick and Gloss.com and will include a Gloss.com Link. Each Beauty Poll will be displayed on one or more Home Pages until a mutually agreed upon impression level is met.

     1.3 Cool Product. Beginning on the first Monday of October and ending the last Sunday in October, Gloss.com will be entitled to present Gloss.com Products in the "Cool Product of the Week" area of the Home Pages (the "Cool Product Area") (mock up attached as Exhibit A). During each [**] the Cool Product Area will be displayed beginning [**] and ending [**]. The Cool Product Area will be at least 120x90 pixels, with the entire Cool Product Area appearing above the fold and will include a Gloss.com Link containing a Gloss.com Mark. Gloss may make daily changes to the Cool Product Area, provided, however, that Gloss.com supplies the creative elements necessary to implement the change requested [**] prior to the change.

     1.4 ChickClick Boutique. Throughout the term of this Agreement, a Gloss.com Link will be included in the navigational bar of the jump page to the e-commerce area of the ChickClick Site (the "ChickClick Boutique") (mock up attached as Exhibit C). The "jump page" (mock up attached as Exhibit D)will reside between the ChickClick Boutique home page and Gloss.com. The location and description on the Gloss.com link is subject to Gloss.com approval, such approval not to be unreasonably withheld. In addition, [**] of all banner advertisements displayed on the ChickClick Site to promote the ChickClick Boutique will include a Gloss.com Mark (as defined in Section 6.1). These banner advertisements will not count towards the Impression guarantees set forth in
Section 2.1.

     1.5 ChickClick Registration Area. ChickClick will provide the opportunity for ChickClick users to register on the Gloss.com Site when they register for the ChickClick Site ("Co-Registration") (mock up attached as Exhibit E). The Co-Registration option will appear as a default option on the ChickClick registration page every time the ChickClick registration page is displayed and will permit users to "opt out" of the registration selection. The Co-Registration process will require that a registrant agree to receive email from Gloss.com as a condition to registration for the Gloss.com Site. ChickClick and Gloss.com will jointly own any information collected by Chickclick through the Co-Registration process. The information will be delivered to Gloss.com on

                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission a weekly basis (or on a more frequent basis if mutually agreed to by the parties) in a mutually agreed upon format. Gloss.com may only use the user information to market or sell Gloss.com products or services and will not make such information available to any third party.

     1.6 Contests. ChickClick will produce and administer contests (the "Contests") to promote the ChickClick Registration area described in Section 1.5 (mock up attached as Exhibit F). Gloss.com will be identified as a co-sponsor of the Contests and will, [**], provide a prize with a fair market value of at least Five Hundred Dollars or more to be distributed to winners of the Contests.

     1.7 Emails. ChickClick will include a Gloss.com Link and Gloss.com information in emails to registered users of ChickClick who have agreed to receive product information by email ("Product Emails") (mock up attached as Exhibit G). ChickClick will send at least [**] of such emails per month. The Gloss.com listing in the Product E-mails will be no longer than 350 characters for the Gloss.com information in addition to the Gloss.com URL. Gloss.com will be no lower than the second advertiser listed in the Product Emails in which they participate.

     1.8 Banner ads. ChickClick will publish banner and/or sponsorship buttons supplied by Gloss.com (the "Gloss.com Advertisements") on the ChickClick Site. Gloss.com will deliver all Gloss.com Advertisements at least one week prior to commencement of the delivery of the Gloss.com Advertisements on the ChickClick Site. The Gloss.com Advertisements will not include any content that is obscene, derogatory, libelous or otherwise offensive or that infringes the rights of any third party. ChickClick may reject any Gloss.com Advertisement that it reasonably believes fails to comply with the provisions of this Section or is otherwise inappropriate for the users of the ChickClick Site. If the advertisement is rejected by Chickclick, Chickclick will provide appropriate notice to Gloss.com of the rejection as well as reasons supporting the rejection.

     1.9 Holiday Pages. ChickClick will develop with Gloss.com co-branded pages for the 1999 holiday season (the "Holiday Pages") for inclusion in the Chickclick Site (mock up attached as Exhibit H). The Holiday Pages will include a link to the ChickClick Site as well as to www.IGN.com ("IGN") and www.PowerStudents.com ("PS") (two sites owned by Snowball.com, Inc.) and will include content chosen by ChickClick. Snowball.com will serve [**] impressions to drive traffic to the Holiday Pages using the network of Snowball.com sites, including, but not limited to, the ChickClick, IGN and PS web sites, from November 22, 1999 to December 23, 1999. These impressions will include 468x60 banners, 120x90 Margin spots, 144x50 Sponsor buttons, and 200x200 Interstitials

     1.10 Gen Art Event. The parties will co-sponsor a live event, as mutually agreed by the parties. The live event will provide at least [**] "offline impressions," including the number of invitations and actual attendance for the event.

2.   Impressions.



                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

     2.1 Delivery. ChickClick shall provide [**] Impressions ("Impression Guarantee") through the course of this agreement. The following minimum number of Impressions (as defined below) will be provided on a monthly basis :

          a. Beauty Poll. In conjunction with each Beauty Poll, ChickClick will deliver a minimum of [**] Impressions.

          b. Contests. In conjunction with the Contests, ChickClick will deliver a minimum of [**] Impressions.

          c. Email. In conjunction with the Product Emails, ChickClick will deliver a minimum of [**] Impressions.

          d. Banner Advertisements. In conjunction with the Gloss.com Advertisements, ChickClick will deliver a minimum of [**] Impressions.

          e. Holiday Pages. In conjunction with the Holiday Pages, ChickClick will serve a minimum of [**] Impressions over the life of the Holiday Pages microsite using the network of Snowball.com sites, including, but not limited to, the ChickClick, IGN and PS web sites.

     f. Cool Product. In conjunction with the Cool Product Pages, ChickClick will deliver a minimum of [**] on a weekly basis and [**] impressions for the month of October.

     g. ChickClick Boutique. In conjunction with the ChickClick Boutique, ChickClick will deliver a minimum of [**] Impressions per month

     h. Text Links. In conjunction with the Text Links, ChickClick will deliver a minimum of [**] Impressions per month.

          j. Definition of Impression. For purposes of this Agreement, "Impression" means the display during a page view of a Gloss.com-branded text link, graphical button, box, banner advertisement or email promotion which enables the user to link to a page designated by Gloss.com or provides a direct link to the Gloss.com website. No more than [**] impressions shall be displayed on a single web page. If Gloss.com finds that more than [**] impressions are being delivered on a single page, Gloss.com will cache the page for later retrieval and will provide a copy of the page along with notice of the same to Chickclick. ChickClick will make whatever changes are necessary to comply with the section.

     2.2  Remedy. If ChickClick fails to deliver at least [**]


                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

Impressions which represents [**] of the Impression Guarantee upon the six
(6) months anniversary of this Agreement, Gloss.com will suspend payment under
Section 5.1 for the next three (3) months or until such number has been achieved, whichever comes first. If this number has not been achieved upon the nine (9) month anniversary of this Agreement, at its discretion, Gloss.com may elect to either: (a) terminate this Agreement or (b) continue to suspend payments until such traffic has been achieved, at which time payments from Gloss.com to ChickClick will be resumed. In either case, ChickClick must still deliver to Gloss.com an amount of traffic equivalent to the amount paid for by Gloss.com ("Traffic Overpayment"). Traffic Overpayment shall be calculated as the total amount of all Monthly Fees paid by Gloss.com divided by the "Deal CPM" [**] Upon termination of this Agreement under (a) above or under Section 8, if the aggregate number of Impressions actually delivered by ChickClick under this Agreement (other than the impressions expressly excluded herefrom) exceeds the number of Impressions paid for by Gloss.com under Section 5.1 as of the effective date of termination (as measured by dividing the total amounts paid by Gloss.com by the Deal CPM ("Unpaid Impressions"), then Gloss.com will pay within thirty (30) days following such effective date an amount equivalent to the number of Unpaid Impressions multiplied by the Deal CPM , up to a maximum of the monthly fees (or prorated portion thereof) payable under Section 5.1 for the number of months (or portion thereof) elapsed prior to the effective date of termination. In addition, if Gloss.com continues to suspend payment under (b) above, then at such time as the aggregate number of Impressions actually delivered by ChickClick under this Agreement (other than the impressions expressly excluded herefrom) equals the amount paid by Gloss.com under Section
5.1 prior to such time, then Gloss.com will resume payment of fees under Section
5.1 in accordance with the payment schedule set forth in Section 5.4, prorating the monthly fees for portions of months then remaining. If ChickClick fails to provide the minimum number of Impressions set forth in any Section of this Agreement, Gloss.com's sole and exclusive remedy and ChickClick's sole and exclusive obligation shall be to continue delivering Impressions until it delivers the total number of promised Impressions.

3. Exclusivity. Gloss.com shall be the exclusive Third Party Online Beauty Retailer featured, promoted, advertised or displayed on the Chickclick home page, Estronet home page, Cool Products area and ChickClick Boutique, and, in consideration for the payments made under Section 5.2 and so long as the terms of Section 1.5 are in effect pursuant to Section 5.2, the Co-Registration process. "Third Party Online Beauty Retailer" shall be defined as any entity whose primary business is the sale of beauty products from various manufacturers, but, for clarity, does not include any manufacturer of beauty products, such as Revlon or Clinique, it being understood that the exclusivity


                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission under this Section does not apply to any manufacturer-direct sales and service. Except as provided in this Section, however, ChickClick shall be free to feature, promote, advertise, or sponsor (or display advertisements of) and link to any Third Party Online Beauty Retailer that may sell or otherwise distribute beauty products and services online.

4.   Other Terms.

     4.1 Press Release. ChickClick.com and Gloss.com will create and issue a mutually agreeable press release. Except as provided in this Section, each party agrees that it will not issue any press release or promotional material concerning this Agreement without the prior written consent of the other party.

     4.2 Account Manager. Both parties will appoint a dedicated account manager to act as primary contact and to facilitate any requests for information or assistance made by the other party. Each party will notify the other party of the dedicated account manager's name and contact information on or before the Effective Date. Each party may change account manager with written notice to the other party.

     4.3 Gloss.com Site Information. Gloss.com will provide ChickClick with any information reasonably required to implement the Gloss.com Links. Gloss.com will give ChickClick reasonable advance notice in the event Gloss.com changes its universal record locator (URL) for the Gloss.com Site.

     4.4 Orders. Gloss.com will be solely responsible for processing orders, payment processing, shipping, cancellations, returns, and related customer service for every order placed by a customer on the Gloss.com Site.

5.   Payment.

     5.1 Monthly Fee. Gloss.com will pay ChickClick a monthly fee of [**] commencing on the Effective Date.

5.2 Registration Fee. Gloss.com shall receive the first [**] registered names as detailed in Section 1.5 at no additional fee. From registrant [**], Gloss.com will pay ChickClick [**] per registrant. From registrant [**], Gloss.com will pay ChickClick [**] per registrant. After [**] registered users, ChickClick will remove Gloss.com from the Co-Registration process, effectively terminating
Section 1.5 of the contract. Gloss.com may elect to continue Section 1.5 for the remainder of the contract to continue the registration process after the [**] registrant from ChickClick by providing written notice to ChickClick. If Gloss.com elects to continue receiving registrants after the [**] registrant in
Section 1.5, Gloss.com will pay ChickClick [**] per user from user [**] until the end of the term of the Agreement. ChickClick will invoice Gloss.com monthly for fees due under this Section 5.2. Such invoice will include a report of the number of new registrants for which payment is due under this Section 5.2.


                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

5.3 New Customer Fee. In the event the number of NewCustomers (as defined below) from the ChickClick Site to the Gloss.com Site exceeds an aggregate of [**] during the term of this Agreement, Gloss.com will pay ChickClick [**] within thirty (30) days of the end of the calendar month in which that number of New Customers is achieved. "New Customers" means any person who enters the Gloss.com site directly from a link from ChickClick and makes a purchase for the first time during their visit to Gloss.com.

     5.4 Payment Terms. Gloss.com will make all payments to ChickClick due under Section 5.1 within thirty (30) days of the Effective Date and on monthly anniversaries of the Effective Date thereafter. Gloss.com will make all payments to ChickClick due under Section 5.2 within thirty (30) days following receipt of the invoice specified in Section 5.2. Payments made under this Agreement after the date such payments are due will incur interest at a rate equal to 1.5% per month or the highest rate permitted by applicable law, whichever is lower.

     5.5 Reports. Each payment by Gloss.com will include a report setting forth the number of New Customers and new registrants, as applicable, for the applicable monthly period.

     5.6 Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties. Gloss.com will pay all taxes and duties assessed in connection with this Agreement and its performance by any authority within or outside of the U.S., except for taxes payable on ChickClick's net income. ChickClick will be promptly reimbursed by Gloss.com for any and all taxes or duties that ChickClick may be required to pay in connection with this Agreement or its performance.

     5.7 Records and Audit Rights. Each party will keep all records relating to New Customers and registrants for a period of two years after the expiration of the term of this Agreement. In the event of any discrepancy between new registrants or New Customers reported by ChickClick and those reported by Gloss.com, the parties will cooperate and share such information as is reasonably requested in order to resolve the discrepancy. In addition, each party may audit such records of the other party during normal business hours , at its own expense (except as set forth below), using an independent certified public accountant. If, upon performing such audit, it is determined that ChickClick has been underpaid by more than 5% of the total fee due under this Agreement, Gloss.com will bear all reasonable expenses and costs of such audit in addition to its obligation to make full payment hereunder, and if ChickClick has been underpaid by 5% or less, Gloss.com will pay the deficiency and ChickClick will bear all reasonable expenses and costs of such audit, and if Gloss.com has overpaid, , ChickClick will bear all reasonable expenses and costs of such audit, and ChickClick will promptly reimburse Gloss.com for any overpayment.

6.   Trademark and Other.


                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

6.1 Trademark Use and License. Unless otherwise stated in this Agreement, each Gloss.com Link will be indicated by, and in the form of, one of the logos or other trademarks attached hereto as Exhibit I (the "Gloss.com Marks"). Gloss.com hereby grants ChickClick, for the term of this Agreement, a non-exclusive license to use, reproduce, display, and distribute materials including, the Gloss.com Marks in conjunction with ChickClick's activities under this Agreement. Gloss.com reserves the right to update the Gloss.com Marks, wherein the update shall be provided to Chickclick in the form of a new Exhibit A. . In the event that Gloss.com determines that ChickClick's use of the Gloss.com Marks is inconsistent with Gloss.com's quality and usage standards, then following Gloss.com's written request, ChickClick will within thirty (30) days, conform the use of the applicable Gloss.com Mark(s) to comply with the appropriate standards. If ChickClick fails to conform the use of the Gloss.com Mark(s) within such period, then Gloss.com may revoke ChickClick's right to use the Gloss.com Marks under the terms of this Agreement.

     6.2 Ownership. ChickClick will retain all right, title and interest in and to the ChickClick Site. Gloss.com will retain all right title and interest in and to the Gloss.com Site and the Gloss.com Marks, subject to the express license granted herein.

7.   Confidential Information.

     7.1 Obligations. Each party ("Receiving Party") agrees to treat as confidential all proprietary information disclosed to it by the other party ("Disclosing Party") including marketing information, customer data, and the terms of this Agreement ("Confidential Information"). Receiving Party agrees not to publish or disclose the Disclosing Party's Confidential Information to others except to those employees and subcontractors to whom disclosure is necessary in order to carry out the purposes of this Agreement. All tangible materials embodying such Confidential Information will remain the sole property of Disclosing Party and will be delivered to Disclosing Party by Receiving Party upon Disclosing Party's request. Receiving Party will inform all its employees and subcontractors who receive Confidential Information of the confidential nature of such Confidential information and of their obligation to keep same confidential and not to use it other than as permitted hereunder. Gloss.com agrees that the user information provided to it under Section 1.6 is ChickClick's Confidential Information. ChickClick agrees that the New Customer information provided under Section 5.3 is Gloss.com's Confidential Information.

     7.2 Exceptions. Neither party will have any obligation with respect to any Confidential Information which: (a) was rightfully known to Receiving Party prior to receipt of such Confidential Information from Disclosing Party; (b) is lawfully obtained by Receiving Party from a third party under no obligation of confidentiality; (c) is or becomes generally known or available without any act or failure to act by Receiving Party; (d) is developed independently by Receiving Party. Either party may disclose the Confidential Information of the Disclosing Party if required by court order or legal requirement and the party subject to the order has given the other party a reasonable opportunity (and has provided reasonable cooperation based on advice of counsel,) to contest or limit the scope of such required disclosure (including application for a protective order).

8.   Term and Termination.

     8.1 Term. This Agreement will commence on the Effective Date and remain in effect for [**] (the "Initial Term"), unless terminated earlier under this Section 8. The parties may renew this Agreement for yearly periods after the Initial Term by mutual agreement.

8.2 Termination for Breach or Insolvency. Either party may terminate this Agreement at any time prior to the expiration of its stated term in the event that: the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days of written notice; or either party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or either party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

     8.3  Effect of Termination. The provisions of Sections 2.2 (Impressions:
Remedy); 5 (Payment), to the extent obligations have accrued as of the expiration or termination of this Agreement, 7 (Confidential Information), 9 (Limitation of Liability), 10 (Indemnification) and 11 (General) will survive any expiration or termination of this Agreement. If ChickClick terminates this Agreement due to Gloss.com's material breach within the first 90 days of this Agreement, Gloss.com agrees to reimburse Snowball.com for the cost of developing the pages as described in this agreement for an amount not to exceed [**]. If the contract is terminated due to the material breach of ChickClick, Gloss.com will receive an Impression delivery equal to the total amount of money paid under Section 5.1, divided by the agreed upon CPM of [**] less any Impressions already delivered to that point under this Agreement (e.g. [**] Impressions, less the actual number of Impressions delivered to date).

9.   Limitation of Liability.  EXCEPT WITH RESPECT TO ITS OBLIGATIONS UNDER
SECTION 10, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OR REVENUE, PROFITS, OR DATA, ARISING IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.  Indemnification.

     10.1 ChickClick Obligations. ChickClick hereby agrees to defend, indemnify and hold harmless Gloss.com and its subsidiaries, and their directors, officers, employees,


                                       **Confidential treatment has been
                                       requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission and agents against any and all claims, actions, losses, damages, costs, and expenses (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") arising out of or based on any claim related to the ChickClick Site or arising from any materials on the ChickClick site including, without limitation, ad banners, Contests, or Beauty Polls, or arising from ChickClick products or activities (or omissions) other than those claims described in Section 10.2 below. ChickClick's obligations under this Section are hereby expressly conditioned on the following: (a) Gloss.com provides ChickClick with prompt notice of any such claim; (b) Gloss.com permits ChickClick to assume and control the defense of such action, with counsel chosen by ChickClick (who will be reasonably acceptable to Gloss.com); and (c) Gloss.com provides ChickClick with any information or assistance requested by ChickClick, at ChickClick's expense. ChickClick agrees not to settle a claim that adversely affects Gloss.com's rights without prior written approval from Gloss.com, which will not be unreasonably withheld or delayed.

     10.2 Gloss.com's Obligations. Gloss.com hereby agrees to defend, indemnify and hold harmless ChickClick and its subsidiaries, and their directors, officers, employees, and agents against any and all Losses arising out of or based on any claim related to the Gloss.com Site, Gloss.com's products or activities (or omissions) with respect to any customer of Gloss.com, or the content of the Gloss.com Advertisements or Link Text. Gloss.com's obligations under this Section are hereby expressly conditioned on the following: (a) ChickClick provides Gloss.com with prompt notice of any such claim;
(b)ChickClick permits Gloss.com to assume and control the defense of such action, with counsel chosen by Gloss.com (who will be reasonably acceptable to ChickClick); and (c) ChickClick provides Gloss.com with any information or assistance requested by Gloss.com, at Gloss.com's expense. Gloss.com agrees not to settle a claim that adversely affects Chickclick's rights without prior written approval from ChickClick or Snowball.com, which will not be unreasonably withheld or delayed.

11.  General.

     11.1 Waivers/Modifications. Any waiver modification or amendment to any provision of this Agreement will be effective only if in writing and executed by both parties. The waiver by either party of any default or breach of this Agreement will not constitute a waiver of any other or subsequent default or breach.

     11.2 Notices. All notices required to be given under this Agreement will be deemed given when delivered personally or sent by confirmed facsimile or U.S. certified mail, return receipt requested, to the address shown in the preamble above, or as may otherwise be specified by either party to the other in writing.

     11.3 Severability. If any provision of this Agreement is found illegal or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will remain in full force and effect.

     11.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California between California residents.

     11.5 No Partnership. The relationship of the parties hereto is solely that of independent contractors, and not partners, joint venturers or agents. Neither party has any authority to bind the other in connection with this Agreement.

     11.6 Entire Agreement. This Agreement, including any exhibits attached hereto, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous agreements regarding such subject matter.

     11.7 No Assignment. Neither party may assign this Agreement without the other party's written consent except in the event of a reorganization, merger, consolidation or sale of all or substantially all of its assets. Any assignment in violation of this Section will be null and void.

In Witness Whereof, the parties have entered into this Agreement as of the Effective Date.

Gloss.com.com:                        Snowball.com, Inc.

By: /s/ Jeffrey A. Shardell           By: /s/ Timothy Armstrong
    --------------------------            ----------------------

Name:   Jeffrey A. Shardell           Name:   Timothy Armstrong
     -------------------------               ----------------------

Title: VP Business Development        Title: VP, Sales 9/29/99
       -----------------------               -----------------------

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

                                   EXHIBIT

                                SPECIFICATIONS


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